Filed Pursuant to Rule 433
Registration Nos. 333-160515-04
333-160515
JOINT BOOKS: JPM, CITI
CO-MANAGERS: BARC, BOFA, DB,GS, RBS

CL	SIZE MM	WAL	S/F	LGL	PXG	%	CPN	$
A1	300.000	0.29	A1+/F1+	04/12	IL-4	0.28830	0.28830	100.00000
A2	475.000	1.05	AAA/AAA	12/13	EDSF+20	0.672	0.67	99.99889
A3	462.000	2.20	AAA/AAA	06/15	IS+25	1.228	1.22	99.98945
A4	263.000	3.41	AAA/AAA	09/17	IS+40	1.994	1.98	99.98103
PRICING SPEED: 1.3% ABS, 10% CLEANUP CALL
REGISTRATION: PUBLIC
BLMBRG TICKER: VALET 2011-1
EXPECTED PRICE: PXD
EXPECTED SETTLE: 03/30/11
CUSIPS: A1:92867DAA8, A2:92867DAB6, A3:92867DAC4, A4:92867DAD2
BILL & DELIVER: J.P. MORGAN
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com. Any disclaimer below is not applicable and should be disregarded.